Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated December 5, 2018 relating to the balance sheet of Money With Meaning Fund, LLC as of December 31, 2017, and the related statements of operations, changes in member’s equity (deficit), and cash flows for period from May 8, 2017 (inception) through December 31, 2017, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, Colorado

December 7, 2018

Artesian CPA, LLC

info@ArtesianCPA.com | www.ArtesianCPA.com